EXHIBIT 1


                           RHODA L. CHASE
                        c/o Chase Enterprises
                        One Commercial Plaza
                         Hartford, CT 06103


                                     December 24, 1997


David T. Chase
c/o Chase Enterprises
One Commercial Plaza
Hartford, CT 06103

Re:  LOAN OF COMMON STOCK OF THE UNITED ILLUMINATING COMPANY

     This letter will set forth and confirm the agreement entered into between David T. Chase ("Borrower") and Rhoda L. Chase ("Lender") regarding shares of common stock of The United Illuminating Company (the "Company").

     1. Lender hereby confirms that it has loaned to Borrower 100,000 shares of the common stock, no par value, of the Company ("Borrowed Securities").

     2. Until this Agreement is terminated, Borrower shall have the full use of the Borrowed Securities including the right to sell, pledge or otherwise transfer or encumber such securities to others.

     3. Upon the termination of this Agreement, Borrower shall deliver to Lender securities identical in kind and amount to the Borrowed Securities and including all dividends and distributions in the form of stock, rights, warrants or other securities which the Company has made during the term of this Agreement with respect to the Borrowed Securities. During the term of this Agreement and from time to time, but in no event later than ten (10) days after the date of any distributions, Borrower shall pay over to Lender in cash the amount of any cash dividends or distributions made by the Company respecting the Borrowed Securities. In the event of a recapitalization, stock split or other exchange by the Company with respect to the Borrowed Securities, the exchanged or newly issued shares shall be deemed identical in kind to the Borrowed Securities.

     4. Borrower agrees to pay Lender a service fee for the use of the Borrowed Securities. The service fee shall be six percent (6%) per annum of the average monthly market value of the Borrowed Securities pro rated over the number of days this Agreement is in effect. Such fee shall be due and payable Borrowed Securities pro rated over the number of days this Agreement is in effect. Such feel shall be due and payable quarterly on the last day of each March, June, September and December for which this Agreement is in effect.

     5. Upon demand, Borrower will secure its obligations under this agreement by delivering to Lender marketable securities or other property having a market value of at least one hundred and five percent (105%) of the market value of the Borrowed Securities. Such transfer of property as security shall be accompanied by such instruments and documents as shall be adequate to provide Lender with a good and valid security interest therein. The said security interest shall give Borrower the right to substitute collateral. Except in the event of a default by Borrower, Lender shall not have any right to sell or otherwise dispose of the collateral.

     6. Lender and Borrower agree that the loan of the Borrowed Securities shall not reduce Lender's risk of loss or opportunity for gain respecting the Borrowed Securities.

     7. Borrower and Lender agree that they shall maintain their respective books and records with respect to the Borrowed Securities to reflect the transfer of said securities under this Agreement; to record any obligation that may arise with respect to any dividends or distributions respecting the Borrowed Securities which may be made by the Company; to record the transfer of any property or cash in satisfaction of any dividend or distribution obligation; and to record the transfer of stock in whole or partial satisfaction of the obligation respecting return of the Borrowed Securities. Borrower and Lender further agree that they will, upon reasonable request, confirm to the other or any auditors of the other their respective obligations with respect to the Borrowed Securities. The obligation hereunder regarding the records of the parties shall also apply with respect to any collateral which may be transferred to secure Borrower's obligation.

     8. Unless otherwise sooner terminated as herein provided, this Agreement shall terminate on December 31, 2001. Borrower reserves the right to terminate this Agreement by return of the Borrowed Securities upon two (2) days' notice to Lender. Such right of termination shall be exercisable in whole or in part. Lender reserves the right to terminate this Agreement on written notice to Borrower of five (5) business days at which time Borrower shall fulfill its obligations to Lender as provided in paragraph 3 hereof.

     9. This Agreement shall be binding upon the respective successors and assigns of Lender and Borrower.

     Please confirm that the foregoing sets forth our understanding regarding the Borrowed Securities by signature below.

                                     Very truly yours,

                                     /s/ Rhoda L. Chase

                                     Rhoda L. Chase

THE FOREGOING IS HEREBY
CONFIRMED AND AGREED TO:


/S/ DAVID T. CHASE
David T. Chase